Exhibit 99.2

OppFi

Third Quarter 2021 Earnings Call

November 11, 2021

OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

C O R P O R A T E   P A R T I C I P A N T S

Jason Rosenthal, Vice President, Finance

Jared Kaplan, Chief Executive Officer

Shiven Shah, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

David Scharf, JMP Securities

Mayank Tandon, Needham & Company

Mike Grondahl, Northland Securities

Chris Donat, Piper Sandler

Chris Brendler, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings and welcome to OppFi’s Third Quarter 2021 Earnings Call.

As a reminder, this conference is being recorded. It is now my pleasure to introduce your host Jason Rosenthal, Vice President of Finance. Thank you. You may begin.

Jason Rosenthal

Thank you, Operator. On today’s call are Jared Kaplan, OppFi’s Chief Executive Officer, and Shiven Shah, Chief Financial Officer.

The Company’s third quarter 2021 earnings press release and supplemental presentation can be found at investors.oppfi.com.

During the call, the Company will be discussing certain forward-looking information. These forward-looking statements are based on assumptions and assessments made by OppFi’s management in light of their experience and assessment of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements made during this call are made as of today and OppFi undertakes no duty to update or revise any such statement, whether as a result of new information, future events or otherwise. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in the Company’s filings with the SEC, including the sections entitled Risk Factors.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

In today’s remarks by management, the Company will be discussing non-GAAP financial metrics. A reconciliation of these non-GAAP financial measures to the most comparable GAAP measures can be found in this afternoon’s earnings press release.

This call is being webcast live and will be available for replay for one month on our website.

I would now like to turn the call over to Jared.

Jared Kaplan

Thank you, and good afternoon everyone. While Shiven will discuss our financial results in more detail, I wanted to start by hitting a few key highlights for what was a strong third quarter.

Originations totaled a record $165 million, up 25% compared to the prior-year quarter, and up 14% on a sequential quarter basis, as demand for short-term credit continued to rebound. As a result, receivables ended the quarter at $293 million, up 22% year-over-year and 13% compared to the end of the second quarter, boding well for ongoing revenue growth. In fact, we now have served over 700,000 unique customers to date and expect to facilitate our two millionth loan this month, reinforcing the strength and durability of our platform and robustness of our data set.

Turning to the income statement, adjusted revenue for the quarter of $92 million grew 25% compared to the third quarter of 2020 and 17% on a sequential basis.

Profitability remained strong for the third quarter with $32 million of Adjusted EBITDA, representing a 35% margin and $17 million of adjusted net income. Through the first three quarters of 2021, we have generated Adjusted EBITDA of $96 million and adjusted net income of $54 million. Adjusted diluted earnings per share was $0.21 for the third quarter of 2021 and $0.64 for the first nine months of 2021.

We continue to invest heavily in our platform, particularly in talent, product and technology including our artificial intelligence and machine learning tools. Automation creates less friction for our customers and this quarter we continued to make strides in automating the credit approval process on behalf of our bank partners. The percentage of applications automatically approved increased from just above 50% for June to almost 60% for September. Eighty percent of credit decisions, whether approvals or denials, are now automated.

Speaking of investment, we continue to develop our recently launched new products, SalaryTap and the OppFi Credit Card, and we secured significant capital under our credit facilities to fund future growth for these products.

Starting with SalaryTap, our recently introduced sub-36% APR, payroll deductible, installment loan product. We believe we have built the foundation for SalaryTap to grow into an innovative and market leading product. We are seeing very high customer Net Promoter Scores, as well as strong customer metrics. This gives us confidence in our ability to scale the product over time, having identified a strong product/market fit. We are currently mostly focused on our direct-to-customer offering, which has become quite viable considering advances in payroll verification technology without having to directly link through employers. That being said, we still anticipate partnering with additional companies to offer SalaryTap to their employees down the road, and from a funding perspective, we recently expanded our existing bank credit facility by $20 million at favorable terms to support the growth and expansion of SalaryTap.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Similar to SalaryTap, we are still in the early stages with OppFi Card, and are testing a wide range of product designs, price points and underwriting criteria to develop innovative card products. We have built a strong team and recently amended a $75 million credit line to fund card receivables growth.

It appears most customers prefer the OppFi Credit Card as a credit line for everyday purchases, whereas our installment loan products provide financing for more emergent needs. We believe that our SalaryTap and OppFi card products, together with further scaling and innovating our OppLoans business are the beginning of a strong product suite that will take market share away from legacy players, allowing us to increase our active users and customer lifetime value while reducing our customer acquisition costs.

Finally, we recently published the inaugural Social Impact report as part of our company’s ongoing efforts to measure the financial impact of products and services on the OppFi platform. Highlights from the report include OppFi reported over 400,000 consumers’ payment histories to all three major credit bureaus. According to an internal study, OppFi found that consumers who paid off their loans with OppFi experienced a 32 point average Vantage Score increase. Through the OppFi TurnUp program, if a consumer qualifies for a sub-36% APR product, OppFi’s platform will help ensure they have access to that product; however, our data indicates that less than 2% of consumers who opt into the OppFi TurnUp program receive a loan with one of these lenders.

OppU, OppFi’s online financial education hub and blog, had more than 1 million user visits in 2020. Furthermore, through our mission-aligned relationships, OppFi provided consumers with more than 100,000 referrals to free financial health resources in 2020.

OppFi’s success is reflected in the effectiveness of our social impact initiatives and measurable outcomes for consumers. We plan to continue to measure how our business model enables us to facilitate financial inclusion to the millions of everyday consumers who need access to credit.

Now, I’d like to talk a bit more on the overall demand environment and how it compares to pre-pandemic times.

While originations accelerated to record levels in the third quarter, the demand rebound was less steep than we had anticipated. We believe there are several factors still holding back borrowing. Our target consumer still has higher than usual cash on hand. These savings are likely the combination of a pandemic-influenced reduction in spending, increased income from wage inflation, and the impact of various government stimulus programs, some of which are still ongoing.

Of those consumers that have returned to the credit market, we are seeing a higher percentage from our lower proprietary scoring risk segments. This phenomenon typically occurs after tax season where less creditworthy borrowers come back to the market first. We now expect a more gradual return to normalized demand as consumers work through their savings glut.

As we look to the future, we are ramping investment in our AI credit models, talent, and brand while working with our bank partners to refine product designs to better align with the needs of today’s consumer.

We believe a more personalized pricing approach may better position us for accelerating growth going forward, particularly as borrowing behaviors and trends normalize. Looking ahead, we believe Q4 revenue will be supported by our ongoing growth in originations and the higher level of receivables entering the quarter, while earnings will be impacted by credit normalization, the scaling up of our marketing and branding efforts, and investment in our future growth.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

We are very early in evolving our platform to be the premier digital financial services destination for the everyday consumer. We plan to achieve this by offering our customers a comprehensive product suite to serve their financial needs while lowering their overall financial service costs and providing exceptional customer experience. What’s becoming clear is that even though 100% of our customers are employed, they remain income constrained and asset light, we believe due to the high frictional costs among many different types of products used to smooth cashflow. Our current products are starting to address this pain and we believe there is a substantial opportunity to further expand our product suite moving forward so we can quantifiably reduce these frictional costs which should help smooth cash flow and enable savings for our customers.

We have begun a thoughtful shift to optimize for active customer growth and average revenue per customer growth at attractive unit economics going forward. As a private company, we optimize for net income, including on balance sheet financing, to differentiate ourselves from other fintech platforms who were largely reliant on large outside equity funding to grow. We see great opportunities to rapidly grow our customer base with thoughtful investment to support an array of products with attractive margins. And we have started to explore more off-balance sheet funding opportunities to optimize financial flexibility and accelerate growth.

This is all part of our goal to create a platform and a brand as the premier financial destination for the everyday consumer. We look forward to revealing more about our evolving long term strategy in the near future.

With that, I would now like to turn the call over to Shiven to review our financials.

Shiven Shah

Thanks, Jared, and good afternoon everyone.

Now, turning to our third quarter 2021 financial results, I would like to note that all comparisons to 2020 from an income statement perspective are based on a pro forma fair value adjusted view for 2020 to be able to present a like-for-like comparison.

You will recall that on January 1, 2021, the Company transitioned to the fair value accounting method for its core installment receivables from the incurred credit loss application method.

We had solid financial performance in the third quarter, highlighted by strong profitability, robust originations and receivables growth, and a healthy balance sheet. Third quarter adjusted revenue was $92 million, an increase of 25% versus adjusted revenue for the third quarter a year ago and up 17% sequentially. Ending receivables balance on an amortized cost basis was $293 million at the end of the third quarter, up 13% sequentially and 22% compared to the third quarter a year ago.

Originations continued to rebound during the quarter as customer demand returned. Total originations were a record $165 million, up 14% sequentially, 25% from the third quarter a year ago, and 14% from the third quarter of 2019. Fifty-one percent of originations were from new customers, which was up from approximately 40% last quarter and a year ago. Originations from new customers grew 57% year-over-year and 41% sequentially.

Our annualized net charge-off ratio as a percentage of average receivables was 36% for the third quarter. As expected, we saw charge-offs begin returning to pre-COVID levels, increasing 750 bps from the 28% net charge-off ratio for the second quarter and up 1,150 bps from the net charge-off ratio for the third quarter of 2020. Looking ahead, we expect the net charge-off ratio to approach historical levels in the mid to high 30% range annually.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Change in fair value premium was in line with the previous quarter as growth in ending receivables of $33 million was offset by a lower increase in the fair value premium which increased 90 basis points versus a 110 basis points increase in the previous quarter. The increase in fair value premium was driven by origination growth leading to a longer remaining life of the portfolio, as well as an increase in portfolio yield due to a shift to more bank partner originations and fewer customers enrolled in hardship programs.

Turning now to expenses, total operating expenses for the third quarter excluding interest expense as well as addbacks and one time items were $44 million or 48% of revenue compared to $37 million or 48% of revenue for last quarter, and from $32 million or 43% of revenue for the third quarter of 2020. This increase versus last year was primarily driven by an acceleration of originations in the 2021 third quarter and the corresponding impact on direct marketing and acquisition expenses.

Sales and marketing expenses increased to $16 million or 17% of total revenues for the third quarter from $12 million or 15% of total revenue last quarter and from $10 million or 13% of revenue for the third quarter of 2020 as demand accelerated, coupled with a higher percentage of originations coming from new customers. As demand returns we expect a balanced mix between new and returning customers as we saw this quarter and marketing costs as a percentage of revenue to remain near third quarter levels for the remainder of the year.

Customer operations expenses for the third quarter totaled $11 million or 11% of total revenue compared to $10 million or 13% of total revenue last quarter and $9 million or 12% of total revenue for the third quarter of 2020. We continue to drive operating efficiency in our customer center with our automatic approval rate up to 58% versus 51% last quarter and 21% a year ago. This has led our customer center headcount to be down since the beginning of the year. Looking ahead, we expect customer operations expense percentage growth to be less than half of origination percentage growth sequentially, as we saw this quarter with origination growth of over 14% and customer operations expense growth of less than 7%.

Technology, product and analytics expenses for the third quarter totaled $7 million or 8%, which was the same as last quarter, and $5 million or 7% of total revenue for the third quarter of 2020. We continue to invest in technology resources to support enhancements of our AI-powered underwriting engine as well as support the scaling of new products, and as a result we expect technology expenses as a percentage of revenues to remain in the high single digits.

G&A expenses excluding one-time and buybacks for the third quarter totaled $11 million or 12% of total revenue compared to $10 million or 12% of total revenue last quarter, and $8 million or 10% of total revenue for the third quarter of 2020. The increase in G&A expenses was driven by investments in personnel and infrastructure to support the Company’s augmentation of internal controls, operational risk and compliance functions, in addition to higher insurance expenses, as the Company transitioned to becoming a public entity. We expect G&A expenses as a percentage of revenues to remain consistent with the third quarter of 2021 for the remainder of the year.

Adjusted EBITDA was approximately flat sequentially and year-over-year at $32 million as higher net revenues were offset by increased expenses, primarily related to sales and marketing, to drive origination growth. For the nine months ending September 30, 2021, Adjusted EBITDA was $96 million, up 46% versus the nine months ending September 30, 2020, driven by receivables growth and a lower net charge-off ratio.

Our Adjusted EBITDA margin for the quarter was 35% compared to 44% last year and 41% for the second quarter of 2021. As we expected, Adjusted EBITDA margin began normalizing in the third quarter as net charge-offs began returning to pre-COVID levels, coupled with increased marketing spend driven by origination growth.

Interest expenses excluding debt amortization for the third quarter totaled $6 million or 6% of total revenue compared to $4 million or 6% of total revenue last year, and $6 million or 7% of total revenue for the second quarter of 2021. Interest expense was flat versus the previous quarter as we self-funded all of our receivables growth from our cash flow from operations and did not draw additional net senior debt.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

We recognized adjusted net income of $17 million for the third quarter compared to $18 million the previous quarter and $19 million for the third quarter of 2020. Adjusted net income for the first 9 months of the year was $54 million, up $20 million or 60% from the first nine months of 2020.

As of September 30, 2021, OppFi had 84.5 million total shares outstanding excluding 25.5 million earnout shares. Adjusted earnings per share for the third quarter was $0.21, and $0.64 for the first nine months of the year.

Turning now to the balance sheet, our balance sheet continues to remain healthy driven by strong free cash flows with Q3 2021 cash balances ending at $57 million and a net debt to equity ratio of less than 2 times. As I mentioned, we did not draw additional net senior debt in the third quarter and self-funded receivables growth, transaction expenses and tax distributions. Equity grew $39 million, which includes $69 million of one-time fair value adoption impact and net income of $73 million, partially offset by tax distributions and transaction-related adjustments to equity.

From a funding capacity standpoint, we have a diversified capital structure with nearly $500 million of funding capacity to support our future growth plans including securing financing recently to fund our SalaryTap and Credit Card businesses.

I now want to turn to our 2021 guidance on our financials.

The Company is reiterating its full year 2021 financial outlook with revenues between $350 and $360 million, Adjusted EBITDA between $120 million to $125 million, and adjusted net income between $62 million and $66 million.

OppFi’s expectations for its full year 2021 revenue, Adjusted EBITDA and adjusted net income were based on various material assumptions, including the following: ending receivables of approximately $315 million to $325 million, which would represent approximately 15% to 20% year-over-year growth, reduced from previous expectations due to slower-than-expected demand recovery; net charge-offs as a percentage of average receivables of approximately 35% to 40% due to lower growth in receivables; and yield consistent with historical levels for fourth quarter of 2021.

As Jared highlighted earlier, we are focusing on capturing more market share through product innovation and design. We are confident that our growth trajectory next year will show year-over-year growth in a more normalized demand environment coupled with our product extensions.

Having said that, we remain focused on positioning the platform to capitalize on accelerating volumes over time. More specifically, in tandem with our bank partners, we recently introduced a more personalized approach to pricing. As we roll out more competitive rates for stronger-credit customers, we believe the shift will drive higher volumes and lower net charge-offs, partially offset by a slightly lower gross revenue yield.

To conclude, we remain confident in the long-term prospects of being able to execute our mission to serve the millions of U.S. consumers who are unable to access credit from traditional sources. We are committed to investing in our platform to drive future growth and increased market share. We are currently working through 2022 key assumptions and investment scenarios that will be finalized based on consumer demand at year end, as well as on our Q4 traction on new products and personalized price testing. As such, we plan to provide 2022 guidance on the next earnings call.

With that, we would now like to turn the call over to the operator for the Q&A section of our call. Operator?

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Operator

Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session.

Our first question comes from the line of David Scharf with JMP Securities. Please proceed with your question.

David Scharf

Hi, good afternoon. Thanks for taking my questions, guys.

Maybe I guess just one and then a follow-up. Jared, kind of reflecting on the demand environment right now, obviously there’s a kind of pretty steep decline in the outlook for year-end balances and kind of in contrast to what a lot of lenders have been sort of noting as maybe some kind of macro tailwinds, in fact, as Delta recedes and employment improves. I’m wondering, as you reflect on kind of the lessening near-term demand relative to kind of your expectations a few months ago, is there any particular channel where conversion rates—either conversion rates or inflow of applications may have fallen off more than others, or is it pretty broad based kind of across all your marketing channels?

Jared Kaplan

I think it’s broad based but it’s more about the difficulty in forecasting demand in an exogenous environment. If you look at the growth versus 2019, it’s quite healthy and unlike a lot of others we never really pulled back in facilitating originations for the bank partners through the pandemic period. We absolutely thought that we would see the continued acceleration, which we did, but it was less so just because I think it’s really challenging in this environment to figure out exactly when people are coming back to the market and that’s driven by the factors that we outlined in the script, I think, on people having more cash and some of the government stimulus pieces and just overall less spending. It’s not a channel-driven phenomenon.

Just overall less than we had expected but at the same time healthy and certainly healthy when you compare us to 2019, the last pre-pandemic period.

David Scharf

Got it. Maybe a related question—it may or may not be, you tell me. I’m wondering, the comments about sort of the personalized pricing approach that you’re exploring, is this something that is in response to potentially either competitive factors, issues over market share, just the current demand environment? Or is this completely separate and it’s just sort of a widening of the funnel and broadening the target consumer base you’re going after?

Jared Kaplan

It’s separate. We’re always looking at elasticity curves and have been looking at a number of things for the last couple of quarters to get conviction on where we think you can drive accelerated customer and revenue growth and the profit pool stays relatively flat, so that’s a good thing for everyone. Plus with more products we can offer more products to these customers once they’re in the ecosystem with us. That’s a driving factor.

I do think we alluded to who’s coming back to the market and we see these lower proprietary scoring customers coming back to the market first, which is in line with what you see after a tax refund season. There are some pieces of what’s happening macroeconomically, right, specifically as it relates to higher wages and some of the government stimulus programs that may be here for a while. So, making sure that we can be flexible and have a win-win where we’re able to offer through the banks lower price products and able to generate additional customer growth I think is a good answer. We would be doing that anyway even without a pandemic, but it’s all in the realm of getting the best price to these customers and making sure we can build up the product suite for them over time.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

David Scharf

Got it. Great, thank you.

Operator

Our next question comes from the line of Mayank Tandon with Needham & Company. Please proceed with your question.

Mayank Tandon

Thank you. Good evening.

Jared, could you talk a little bit more about the impact of SalaryTap and the credit card product? What should we think in terms of timeline, when it’s going to start to maybe impact the model? And just from a longer term perspective, how does that scale over time, just based on your sort initial investment and plans around that and what you’re hearing in the market?

Jared Kaplan

Both are going to be really interesting products for us, we believe. They’re in slightly different stages; the SalaryTap piece where we think we’ve got the product market fit today and we expect that to continue to scale over time. I think for both SalaryTap and the credit card, they’re still immaterial to the overall receivables picture. I think we are hopeful that we can start breaking them out as separate products in 2022 as those continue to scale.

On the credit card side, we’re testing a number of different options in the marketplace to make sure we’ve got the right product market fit, and we’re pretty confident on the use case by the customer, and that will continue here for the near future, for sure, but we expect that to scale nicely in 2022 as well.

As they become bigger parts of the portfolio we’ll begin breaking them out and talking about them individually, but before we really step on the gas there’s still pieces of both that we are making sure are ready to go so that when we do it we can scale profitably.

Mayank Tandon

Got it. That’s helpful color.

Then just as a quick follow-up—I’m sorry if you already gave this metric—if you look at the marketing cost for funded loan growth, both sequentially and year-over-year, how much of that was driven by higher advertising costs versus a mix shift towards repeat borrowers?

Shiven Shah

Mayank, good question. That was mainly driven by a mix shift. We saw the partner channel continues to take—kind of be the first place where the demand returned, so the partner channel mix was in the high 60s this year versus in the high 50s last year. And then that came from more of the organic channel, so that’s really what drove the increase.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Mayank Tandon

Okay. Thanks so much.

Operator

Our next question comes from the line of Mike Grondahl with Northland Securities. Please proceed with your question.

Mike Grondahl

Hey, thank you, guys, and good evening.

Could you talk a little bit about the cadence of originations over July, August, September, and then any comments on October origination activity?

Jared Kaplan

I think in the quarter the origination growth was kind of steady year-over-year in the kind of 20% range year-over-year, and that’s what we’re kind of looking also—you saw that in October and that’s kind of what we’re projecting in the fourth quarter as well.

Mike Grondahl

Got it, got it.

Clearly you’re making progress with SalaryTap and credit card. Is there a next product on the roadmap that we should be thinking about that you guys are working on? What do you think number four and number five might be?

Jared Kaplan

We’ve got some ideas on that. It’s a little premature to talk about them publicly. We did allude to this interesting phenomenon that we’re seeing in the customer base where they’re using lots of different products to smooth cash flow, each of them with high frictional costs, and so this opportunity to provide a bundled suite to a customer and to dramatically reduce their frictional cost is a very interesting strategy that we’ll have more to talk about in the future. You can imagine that additional products will be set up to serve that vision.

Mike Grondahl

Got it, got it. Okay.

I guess lastly, just anything to call out on the competitive environment? Over the last 90 days did you see any major swings?

Jared Kaplan

No. We haven’t. We haven’t seen any new entrants. It is interesting, the TurnUp program, which is a pretty good barometer. We saw that—the match rate tick down a little bit in the quarter, so it was just shy of 2% in the second quarter and it was right around 1.5% for the third quarter, so we saw it drop off a little bit which may suggest that some of the near-prime folks who have come into the market when the pandemic was still full blare have been pulling out a little bit, but nothing material.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Mike Grondahl

Got it. Okay, thank you.

Operator

Our next question comes from the line of Chris Donat with Piper Sandler. Please proceed with your question.

Chris Donat

Hey, good afternoon gentlemen.

I know you’re not going to comment much on 2022 but just to kind of follow-up on the question of rollout of SalaryTap and card—and I think I know what your answer is going to be—but should we expect any material impact on yield in 2022 or are they likely to be still pretty darned small in 2022?

Jared Kaplan

We do expect to scale those businesses in ’22, so the overall portfolio yield will kind of come down based on the mix of those products, but we will kind of expect that the volume to be kind of material to offset that.

Chris Donat

Okay. I guess I’m partly asking so if we see an impact in the future we’ll probably—you’ll parse it out for us so that we know that change in mix rather than something else going on.

Jared Kaplan

Yes, we will explain kind of what the drivers of the yield change are and just be very clear on kind of how much of that is mix versus how much of that is other factors.

Chris Donat

Okay. Then just the improvement in your new customer originations in the quarter, are we getting sort of back to normal with that or, like, normal being sort of pre-pandemic, or? I’m just trying to put this in context, your new customer originations as part of the mix.

Jared Kaplan

Yes. Yeah, it’s definitely headed back to normal. I think the mix of those customers did look like what you would see after a typical tax refund season and we think of the pandemic as being like a big tax refund season, so we would expect that pattern to continue as macro economy renormalizes here.

Chris Donat

Okay. Then just thinking a couple of quarters ahead because we had sort of a funky tax season timing-wise during the pandemic, and then there’s some I think normal seasonality and consumer credit has been a little disrupted. Just anything you’re thinking about in terms of seasonal fluctuations that we should be aware of as we think about the fourth quarter and first quarter? Or should we just focus really on your 2021 guidance for the fourth quarter and that kind of hits the highlights?

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Jared Kaplan

Yes. I think it hits the highlights. We’re not projecting anything atypical into the future. We would expect a much more normal seasonality cadence next year.

Chris Donat

Okay. Okay. Thanks very much. Appreciate it.

Operator

Our next question comes from the line of Chris Brendler with D.A. Davidson. Please proceed with your question.

Chris Brendler

Thanks and good afternoon, guys. Good to hear from you again. Congrats on the results.

I wanted to start with credit quality. Just any sort of color commentary on what you’re seeing. I feel like the demand environment is still somewhat reduced but we’re sure getting back to that 35% to 40% charge-off rate, and I was just wondering sort of how the forward markers were looking as you head into the fourth quarter on credit?

Jared Kaplan

We had guided in the second quarter that we expected charge-offs to renormalize back to kind of pre-pandemic levels as stimulus programs kind of wane. Going into the fourth quarter we expect that to happen. Fourth quarter typically is also a seasonally higher charge-off month based on the seasoning of the vintages normally, so that’s baked into that 35% to 40% kind of projections. Kind of historically, like 2019—sorry.

Historically, 2019, the charge-off rate as a percentage of average receivables was 42%, so that’s kind of at a more normalized level.

Chris Brendler

Got it. Okay, great.

This increasing automation you point to, it’s been a regular disclosure obviously but it’s nice to see that improving. Where does that show up, or is it material, I guess, as you increase that, is it a material reduction in cost?

Jared Kaplan

That comes in customer operations expenses. Normally you’d expect customer operations expenses without any automation to grow in line with origination growth, and what we have seen is that that customer operation growth has grown half of origination growth and that’s where that kind of comes into play. We also mentioned—I mentioned on the script that we haven’t added any customer center headcount during the growth this year.

Chris Brendler

Great. Okay.

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OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

The fair value receivables are the OppLoan. Accrual accounting is the new products, is that right?

Shiven Shah

Yes. On the OppLoan product we are on fair value accounting, and on the other two products we are continuing to reserve under the old methodology.

Chris Brendler

Okay, so it’s a good way of tracking the progress there is to watch that level.

Shiven Shah

Yes.

Chris Brendler

Let’s see, I think I had one more that I was going to ask.

Any receivables? Pretty close to our number. What are you seeing in terms of the churn for the paydowns or early paydowns? Has that started to improve yet?

Jared Kaplan

The repayment rate is starting to kind of get back to normalized levels. They were elevated during the stimulus period and those are kind of returning back, which is kind of corresponding to what you see on the charge-offs as well.

Chris Brendler

Okay. I apologize if this was asked before but I’ll ask it anyway. Just (cross-talking) from a demand perspective and heading into the holiday season, I don’t think this business has typically been seasonal; it’s more for like auto repairs and stuff like that. We shouldn’t expect a holiday ramp; it’s more steady on a quarter-by-quarter basis?

Jared Kaplan

Fourth quarter is typically a very robust quarter for demand during the holiday season, partly due to spending on the family but also because cash is fungible so if you spend it elsewhere and then you don’t have the money for the holiday season you may use the product to do that. Typically between Thanksgiving and Christmas is a pretty busy time period. We would expect that again this year.

Chris Brendler

Thanks, guys. Appreciate it.

Shiven Shah

Thanks, Chris.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

OppFi – Third Quarter 2021 Earnings Call, November 11, 2021

Operator

That is all the time we have for questions. I’d like to turn the call back to management for closing remarks.

Jared Kaplan

Thank you so much to everyone that has joined us today. We look forward to continuing to make progress on this story, this platform of the everyday consumer. Lots of good things in the future. Talk to you soon.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. Thank you for your participation. You may disconnect your lines at this time and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com